ASSET PURCHASE AGREEMENT


                                       BY


                           DIGITAL CARD SYSTEMS, INC.
                                       AND
                          MARKOW PHOTO PROPERTIES, INC.


                                TABLE OF CONTENTS

1. Definitions ............................................................................      5

2. Basic Transaction ......................................................................     15
         (a)      Purchase and Sale of Assets .............................................     15
         (b)      Assumption of Liabilities ...............................................     15
         (c)      Purchase Price ..........................................................     15
         (d)      Deposit .................................................................     15
         (e)      Lease, Office of Robert Markow ..........................................     16
         (f)      Employment Agreement of Paul Taylor .....................................     16
         (g)      The Closing .............................................................     16
         (h)      Deliveries at Closing ...................................................     18
         (i)      Capital Equipment Closing ...............................................     19
         (j)      Allocation ..............................................................     19

3. Representations and Warranties of the Seller ...........................................     19
         (a)      Organization of Seller ..................................................     19
         (b)      Authorization of Transaction ............................................     19
         (c)      Noncontravention ........................................................     20
         (d)      Broker's Fees ...........................................................     20
         (e)      Title to an Possession of Acquired Assets ...............................     20
         (f)      Liens and Adverse Agreements ............................................     20
         (g)      Financial Statements ....................................................     20
         (h)      Absence of Certain Adverse Events .......................................     21
         (i)      Undisclosed Liabilities .................................................     22
         (j)      Legal Compliance ........................................................     22
         (k)      Tax Matters .............................................................     22
         (l)      Intellectual Property ...................................................     23
         (m)      Tangible Assets .........................................................     24
         (n)      Inventory ...............................................................     24
         (o)      Contracts ...............................................................     25
         (p)      Insurance ...............................................................     25
         (q)      Litigation ..............................................................     26
         (r)      Product Warranty ........................................................     26
         (s)      Product Liability .......................................................     26
         (t)      Employees and Labor Matters .............................................     27
         (u)      Employee Benefits .......................................................     28
         (v)      Disclosure ..............................................................     28
         (w)      Warranties Survive Closing ..............................................     28
         (x)      Environmental Matters ...................................................     29
         (y)      Solvency ................................................................     30




4. Representations and Warranties of the Buyer ............................................     31
         (a)      Organizations of the Buyer ..............................................     31
         (b)      Authorization of Transactions ...........................................     31
         (c)      Noncontravention ........................................................     31
         (d)      Broker's Fees ...........................................................     31
         (e)      Capital Resources .......................................................     32
         (f)      Warranties Survive Closing ..............................................     32

5. Convenants and Agreements of the Parties ...............................................     32
         (a)      General .................................................................     32
         (b)      Assignment, Benefits, and Performance of Accepted Contracts .............     32
         (c)      Payment of Expenses .....................................................     33
         (d)      Convenant Not to Compete ................................................     33
         (e)      Employee Matters ........................................................     33
         (f)      Real Estate Lease .......................................................     34
         (g)      Due Diligence ...........................................................     34
         (h)      Accounts Receivable and Accounts Payable ................................     34
         (i)      PRO .....................................................................     34
         (j)      Adjustments at Closing ..................................................     35
         (k)      Best Efforts ............................................................     35

6. Conditions to Obligation to Close ......................................................     35
         (a)      Conditions to Obligation of the Buyer ...................................     35
         (b)      Conditions to Obligation of the Seller ..................................     36

7. Termination ............................................................................     36
         (a)      Termination of Agreement ................................................     36

         (b)      Effect of Termination ...................................................     37

8. Indemnification ........................................................................     37
         (a)      Indemnification  Provisions for Benefit of the  Buyer ...................     37
         (b)      Indemnification Provisions for Benefit of the Seller ....................     38
         (c)      Matters Involving Third Parties .........................................     39

         (d)      Limitation on Liability .................................................     40
         (e)      Consequential and Other Damages .........................................     40

9. Resolution of Disputes, Binding Arbitration ............................................     40



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



10. Miscellaneous .........................................................................     41
         (a)      Press Releases and Public Announcements .................................     41
         (b)      No Third Party Beneficiaries ............................................     41
         (c)      Entire Agreement.........................................................     41
         (d)      Succession and Assignment ...............................................     41
         (e)      Counterparts ............................................................     41
         (f)      Headings ................................................................     42
         (g)      Notices .................................................................     42
         (h)      Governing Law ...........................................................     43
         (i)      Amendments and Waivers ..................................................     43
         (j)      Severability ............................................................     43
         (k)      Construction ............................................................     43
         (l)      Incorporation of Exhibits and Schedules .................................     44
         (m)      Specific Performance ....................................................     44



Exhibits

Exhibit A         Real Estate Lease
Exhibit B         Taylor Employment Agreement
Exhibit C         Consignment Agreement
Exhibit D         Liabilities to be Assumed
Exhibit E         Tradenames
Exhibit F         Insurance Policies
Exhibit G         Product Warranty
Exhibit H         Employee Benefits
Exhibit I         Allocation
Exhibit J         Other Disclosures
Exhibit K         Capital Equipment







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



                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into on June 5, 2006, by and among:

MARKOW PHOTO PROPERTIES, INC., an Arizona corporation (the "Seller") and ROBERT MARKOW ("PRINCIPAL STOCKHOLDER"), BEATRICE MARKOW, MARKOW FAMILY TRUST, PAUL MARKOW, AND PAUL TAYLOR (collectively the "Stockholders");

                                      -AND-

         DIGITAL CARD SYSTEMS, INC. ("DCS"), a Delaware corporation, or its nominee (collectively, the "Buyer").


The Seller and the Buyer are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase, in exchange for cash, all of the "Acquired Assets" and assume only certain "Assumed Liabilities" of the "Seller's Business" (as those capitalized terms are hereinafter defined).

         Now, therefore, in consideration of the promises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS. In addition to other terms defined herein, as used in this Agreement the following terms shall have the meanings defined below.

         1.1 "Acquired Assets" means all of the tangible and intangible assets and properties, real, personal and mixed (other than the Excluded Assets), wherever located, which are owned, leased or otherwise used by the Seller or any Affiliate of the Seller as at the Closing Date and which are used, in whole or in part, in connection with the operations of the Seller's Business, including, without limitation, the following:

            (a) all common law rights Seller may have in the trademarks and trade names Al-Cor/Photomark", "Photomark", "Photomark Camera & Video",
"Colormark" and "Colormark Imaging Lab", "5 Star Imaging", "Photo Concepts", "Al-Cor NPM", and any other trade name relating to, associated with, or otherwise used in connection with the operations of the Seller's Business, including, without limitation, all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder (including, without limitation, all rights of assignment); all remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions ("Tradename Rights");

            (b) all cameras, photographic and digital development equipment, photo finishing equipment, computer hardware, software, servers, modems, data processing equipment, printers, tools, molds, dyes, spare parts, material handling equipment, supplies, manufactured and purchased parts, furniture, fixtures, furnishings, office equipment and other items of similar character used in the Seller's Business, and other related items of personal property; including computers that are owned or leased by the Seller for use in the Seller's Business (the "Personal Property");


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

            (c) all transferable computer programs, software, customer and vendor lists, including without limitation, those associated with Seller's Business, billing and materials records and other written and computer data and information related to the Seller's Business, including, without limitation, the economic resource and planning systems and computer systems (collectively, "Business Data");

            (d) all inventories of raw materials, work in progress, and finished goods and packaging materials, including, without limitation, photographic equipment and supplies, plastic cards, plastic laminate, cameras, printers and software as at the Closing Date relating to the Seller's Business, including inventories located in both Phoenix and Las Vegas, as well as inventory in transit (the "Inventory");

            (e) all transferable leases and subleases to the Personal Property, and rights thereunder, relating to the Seller's Business (the "Leases");

            (f) all transferable rights and benefits including, without limitation, all rights to receive payment for products sold or services rendered following the Closing Date and to assert Claims (and to take other rightful actions in respect of breaches, defaults and other violations) under all agreements, contracts, contract rights, purchase orders, sales orders, sales agreements, supply agreements, licenses, dealer agreements, distributor agreements, and other agreements (whether written or oral) to which the Seller or any of its Affiliates is a party and which relate to the Seller's Business and commerce stream (collectively, the "Contracts"); it being agreed that: (i) all Contracts that have been entered into in the Ordinary Course of the Seller's Business and (except as otherwise agreed in writing by Buyer) have been entered into upon arm's length terms and conditions with Persons who are not Affiliates of the Seller shall be deemed to be an "Accepted Contract" (as defined in ss.1.2 below) and included in the Acquired Assets; and (ii) unless otherwise agreed by the Buyer, it shall not be obligated to assume any Contract that is not an Accepted Contract (a "Rejected Contract").

            (g) all supplies, packaging materials, marketing and sales literature, advertising materials, catalogues, consumable materials and other items of similar character used in the operation of the Seller's Business (collectively, "Consumables");

            (h) to the extent such items are not related to the Excluded Assets or Excluded Liabilities, all claims, deposits, prepayments, refunds, causes of action, demands, rights of recovery, rights of set off, and rights of recoupment relating to the Seller's Business (collectively, "Claims"), including any such Claim relating to Tradename Rights infringement, rights under Accepted Contracts, Claims against vendors or suppliers, and other rights or Claims in respect of the Acquired Assets of any nature whatsoever, whether being pursued by or otherwise available to the Seller with respect to the Seller's Business;



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

            (i) to the extent their transfer is permitted by Law (as that term is defined in ss.3(j) below) and by the applicable "Governmental Permit" (as defined below), all franchises, approvals, permits, licenses, applications, orders, registrations, certificates, variances, product registrations and similar rights obtained from governments and governmental agencies which are used in the operation of the Seller's Business and which are transferable (collectively, the "Governmental Permits"), and to the extent permitted by Law and the applicable Governmental Permit, the benefits of such Governmental Permits;

            (j) all books and records (excluding corporate books and records), manuals, ledgers, files, documents, correspondence, lists, drawings, and specifications, creative materials, advertising, marketing and promotional materials, studies, reports, and other printed or written materials of the Seller's Business, including without limitation, all vendor lists, customer lists and contact details, sales, manufacturing and customer records, purchase records, price lists, correspondence, quality control records and all research and development files (the "Records");

            (k) to the extent such items are not related to the Excluded Assets or Excluded Liabilities, all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Acquired Asset, and all claims, deposits, unemployment compensation account balances of the Seller related to the Seller's Business to the extent transferable; provided, that the Buyer shall be responsible for the payment of any deductibles required to be paid following the Closing Date in connection with the exercise of any such rights;

            (l) to the extent their transfer is permitted by Law, all of the Seller's rights in, to and under any Accepted Contract with any consultants, agents, representatives, customers, suppliers, vendors or otherwise, of the Seller relating solely to the Seller's Business regarding non-competition, non-solicitation and/or confidentiality of trade secrets, proprietary or other information;

            (m) any and all other rights and assets owned by the Seller or used by the Seller in the operation of the Seller's Business, including all of the rights of the Seller to conduct the Seller's Business as it exists at the Closing, including the right to pursue orders resulting from quotations to customers outstanding at the Closing, but excluding the Excluded Assets;

            (n) the 51% equity interest that Seller owns in Al-Cor NPM.

            (o) the goodwill of the Seller's Business as a going concern as of the Closing Date ("Goodwill").

         1.2 "Accepted Contracts" means any and all of the Contracts relating to the Seller's Business as at the Closing Date that has been entered into by the Seller in the Ordinary Course of the Seller's Business and (unless otherwise agreed in writing by Buyer) upon arm's length terms and conditions with Persons who are not Affiliates of the Seller.


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

         1.3 "Acquisition Documents" means the collective reference to this Agreement as duly executed, the Transfer Instruments and the Exhibits annexed hereto, all as approved by the Parties.

         1.4 "Adverse Consequences" has the meaning as is defined in ss.8(a) of this Agreement.

         1.5 "Affiliate" means: (a) with respect to the Seller, any Person (including, without limitation, any creditor, shareholder, employee, agent, consultant, manager or director), directly or indirectly, controlling, controlled by or under common control with the Seller or any of its "Affiliates;" it being understood and agreed that each of the Stockholders and Al-Cor/Photomark, Photomark Camera & Video and Colormark Imaging Lab, 5 Star Imaging, Photo Concepts, and Al-Cor NPM, whether corporations, partnerships, sole proprietorships or divisions of the Seller, is hereby deemed to be an Affiliate of the Seller; and (b) with respect to the Buyer or any other Person (including, without limitation, any creditor, shareholder, employee, agent, consultant, manager or director), directly or indirectly, controlling, controlled by or under common control with the Buyer or any of its "Affiliates".


         1.6 "Assumed Liabilities" shall mean only the liabilities and obligations of the Buyer arising from and after the Closing Date under (a) Assumed Contracts, (b) in respect of the Real Estate Lease, and (c) in connection with the conduct of the Seller's Business for all periods from and after the Closing Date; it being understood and agreed that the terms "Assumed Liabilities" shall not mean or include any liabilities or obligations arising out of any events, actions or inaction that occurred at any time prior to the Closing Date.

         1.7 "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

         1.8 "Business" or "Seller's Business" means the individual or collective reference to the distribution of identification products, the retail and wholesale distribution of both conventional and digital photographic equipment and the development and processing of both conventional and digital film.

         1.9 "Buyer" has the meaning set forth in the preface above.

         1.10 "Cash" means cash and cash equivalents (including marketable securities and short term investments).

         1.11 "Closing" has the meaning set forth in ss.2(g) below.

         1.12 "Closing Date" has the meaning set forth in ss.2(g) below.

         1.13 "Exhibit" has the meaning set forth in ss.3 below.

         1.14 "Employee Benefit Plan" means any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program which is listed or otherwise described in Exhibit H and, in each case, only with respect to employees of the Seller's Business.

         1.15 "Employee Pension Benefit Plan" means any employee pension or retirement plan currently existing for employees of the Seller or the Seller's Business under applicable Laws which is listed or otherwise described in Exhibit H.

         1.16 "Employee Welfare Benefit Plan" means any medical, dental or related health plan currently existing for employees of the Seller or the Seller's Business under applicable Laws which is listed or otherwise described in Exhibit H.

         1.17 "Environmental, Health and Safety Laws" shall mean all statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, including responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment, including, without limitation, asbestos (whether friable or not), PCB's, radon and urea, formaldehyde foam, petroleum and petroleum products, radiation, or other hazardous waste, which is included or defined under or regulated by any environmental laws, each as amended and as now or hereafter in effect (collectively, "Hazardous Substances").

         1.18 "Excluded Assets" shall mean and be limited to:

            (a)  all  Cash  and  cash  equivalents  of  Seller  or the  Seller's
Business;


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

            (b) all real property located in Phoenix, Arizona or elsewhere that is owned or leased and used in the operations of the Seller's Business, including all leasehold interests and subleasehold interests therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto, such as appurtenant rights in and to public streets (individually or collectively, the "Real Estate"), provided, however, that from and after the Closing Date, the Buyer shall be entitled to lease the Real Estate pursuant to the Real Estate Lease;

            (c) all Accounts Receivable;

            (d) all rights under any Contract which becomes a Rejected Contract;

            (e) all investments by the Seller in any of their Affiliates, other than the Seller's Business; and

            (f) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller or any Subsidiary of the Seller as a corporation.

            (g) the camera museum of Robert Markow ("Camera Museum")

            (h) the historical negatives from the photography business of Robert Markow stored in the Mosler safe ("Historic Negatives")

         1.19 "Excluded Liabilities" means all Liabilities and obligations of every kind and description of the Seller or any Affiliate or Subsidiary of the Seller (including the Seller's Business) which are not Assumed Liabilities. Without limiting the generality of the foregoing, such Excluded Liabilities shall include:

            (a) any and all accounts payable, or other obligations of the Seller or the Seller's Business to suppliers, vendors or other Persons that have supplied goods, products or services to the Seller's Business for all periods through and including the Closing or otherwise under any Contracts that are not Accepted Contracts;

            (b) any and all Liabilities under any Employee Welfare Benefit Plan, or any and all accrued vacation pay, sick leave or related employee benefit Liabilities owed to any employees of the Seller or the Seller's Business;

            (c) any and all Liabilities under any Employee Benefit Plan or Employee Pension Benefit Plan, or any and all accrued profit sharing, pension or related Liabilities payable to any employees of the Seller or the Seller's Business;

            (d) any and all payroll, employment, occupation, withholding, social security (or similar) unemployment Taxes relating to employees of the Seller's Business as at the Closing;

            (e) any Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan of the Seller, or any and all severance pay or related severance Liability payable to employees, any accrued profit sharing, bonus or severance obligations, or other Liabilities or expenses which are or may be owed to any employees of the Seller or the Seller's Business as at the Closing Date, whether or not such employees become Hired Employees;

            (f) any intercompany accounts or notes payable, accrued expenses or other Liabilities or obligations to Seller or any of Seller' Subsidiaries or Affiliates;

            (g) any Liabilities or obligations of the Seller representing indebtedness for money borrowed or as the deferred purchase price for any assets or properties (including capitalized lease obligations), whether payable under any notes or indentures or otherwise (collectively, "Indebtedness"), with the exception that the Buyer shall accept the liabilities related to the company machinery and equipment as set forth in Exhibit D;.

            (h) any and all accrued expenses or other accruals which would constitute a Liability of the Seller or the Seller's Business as at the Closing Date;

            (i) any Liability or obligation under any Contract, lease or other agreement that is a Rejected Contract or not otherwise included in the Acquired Assets;

            (j) any Liability for Taxes, or any Liability for the unpaid Taxes of the Seller, their Subsidiaries and Affiliates and the Seller's Business as at the Closing Date under any Laws or any similar provision, whether directly, as a transferee or successor, by contract, or otherwise;

            (k) any Liability (whether as a transferee or successor, by contract or otherwise) arising out of events, acts or omissions relating to the Seller's Business, the Seller or any of their Affiliates which occurred on or before the Closing Date, for (i) infringement of any patent, patent application or other Intellectual Property, (ii) violation of any Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Plan in existence as at the Closing Date, or (iii) violation of any Laws (as hereinafter defined) including, without limitation, any Environmental, Health and Safety Laws (irrespective of whether or not such Liability or Claims are disclosed on the schedules of this Agreement);

            (l) any Liability or obligation to indemnify any Person (including the Seller' Inventoryholders) by reason of the fact that such Person was a director, officer, employee, or agent of the Seller and its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

            (m) any Liability or obligation of the Seller or their Affiliates to pay any creditors, avoidance claims or other amounts, costs and expenses required to be paid in connection with the liquidation, dissolution or other termination of the business operations of the Seller, or any of them following the Closing Date (collectively, "Liquidation Obligations");

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

            (n) any Liability or obligation of the Seller (i) in respect of any or all of the Excluded Liabilities, (ii) under this Agreement or (iii) under any Transfer Instrument, Assumption Instrument or other certificate or agreement with Buyer or any third Party entered into on or after the date of this Agreement which are not one of the Assumed Liabilities;

            (o) any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

         1.20 "Financial Statement" has the meaning set forth in ss.3(g) below.

         1.21  "GAAP"  means  generally  accepted   accounting   principles  for
financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in ss.3(g) herein.

         1.22 "Governmental Body" any:

            (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

            (b) federal, state, local, municipal, foreign or other government;

            (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

            (d) multinational organization or body;

            (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

            (f) official of any of the foregoing

         1.23 "Knowledge" means an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

         A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

         1.24 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.25 "Lien" means any mortgage, community or other marital property interest, condition, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, equitable interest, option, deed, pledge, lien, security interest, encumbrance, charge, or other claim or interest of any kind or nature, whether known or unknown.

         1.26 "Material Adverse Effect" means any event or condition which is likely to have a material adverse effect on the Seller or the Seller's Business, financial condition or results of operations of the Seller and/or the Seller's Business, when taken as a consolidated or combined whole.

         1.27 "Most Recent Balance Sheet" means the balance sheet dated as at October 31, 2005, contained within the Most Recent Financial Statements.

         1.28 "Most Recent Financial Statements" has the meaning set forth in ss.3(g) below.

         1.29 "Ordinary Course of Business" an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

            (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

            (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

            (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         1.30 "Party" has the meaning set forth in the preface above.

         1.31 "Permitted Liens" means and is limited to: (i) Liens arising by operation of law, (ii) Liens for current Taxes not yet due, (iii) items constituting part of the Acquired Assets which are leased by the Seller, or the Seller's Business or any Affiliate of the Seller, or (iv) materialman's Liens, mechanics Liens or statutory Liens that are not, individually or in the aggregate, material to the Acquired Assets or the Seller's Business.

         1.32 "Person" means, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.33 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigaton or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         1.34     "Purchase Price" has the meaning set forth in ss.2(c) below.

         1.35 "Real Estate" shall mean the real estate and improvements located at and adjacent to 2222 East McDowell Road, Phoenix, Arizona 85006, as further defined in the real estate lease.

         1.36 "Real Estate Lease" shall mean the lease agreement between the Buyer and the Principal Stockholder or his Affiliate to be executed on the Closing Date, pursuant to which the Buyer shall lease the Real Estate for a five year period from the Closing Date (subject to one additional five (5) year renewal term at the option of the Buyer), all in accordance with the terms of the lease agreement in the form of EXHIBIT A annexed hereto and made a part hereof.

         1.37 "ss." or "Section" means any of the sections referred to in this Agreement or in the Exhibits.

         1.38 "Seller" has the meaning set forth in the preface above.

         1.39 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         1.40 "Tax" means any federal, state, local, or foreign income, value added tax, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital Inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any liability of another Party for any of the foregoing, payable pursuant to a tax-sharing or tax indemnification agreement.

         1.41 "Transfer Instruments" means those documents and instruments referred to in Section 2(f) below, including bills of sale, quit claim deeds and other instruments of transfer, to be executed and delivered by the Parties following the Closing Date (in form and content satisfactory to counsel to each of the Parties) pursuant to which:

            (a) the Acquired Assets shall be transferred, conveyed and/or assigned to the Buyer, as necessary to enable the Buyer to own and hold good and marketable title to the Assets, free and clear of all Liens, other than Permitted Liens; and

            (b) the Buyer shall assume, by such instruments of assumption, all of the Assumed Liabilities.

         1.42 "WARN Act" as defined in Section 3(u) herein.

2. BASIC TRANSACTION.

         (a) Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, but effective as of the Closing Date, the Buyer agrees to purchase from the Seller, and the Seller hereby jointly and severally agrees to sell, transfer, convey, and deliver to the Buyer, free and clear of any Liens, other than Permitted Liens, all of the right, title, and interest of the Seller in and to all of the Acquired Assets, as the same are constituted on the Closing Date, in exchange for the consideration specified below in this ss.2. The Buyer shall not purchase or acquire at the Closing or otherwise any of the Excluded Assets.

         (b) Assumption of Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only those specific Assumed Liabilities of Seller that are described in Section 1.6 above.

         (c) Purchase Price. Subject to all of the terms and conditions of this Agreement, at Closing, the Buyer shall pay to the Seller, a purchase price of Five Hundred Ninety One Thousand Dollars ($591,000) for the capital equipment and other business assets (the "Equipment Payment"), and a payment equal to the value of the inventory (the "Inventory Payment"), (payments collectively, the "Purchase Price"). The Purchase Price for the Acquired Assets shall be payable on, or before, the Closing Date in Cash by wire transfer of immediately available funds. The Inventory Payment shall be equal to the book value of the Seller's inventory acquired by the Purchaser as determined in accordance with an audit and counting of the physical inventory, as of the close of business on the Closing Date. Values presented in the inventory listing of January 31, 2006 were shown to be approximately $1,000,000. Parties agree that inventory in excess of one year shall remain the property of the Seller, but will be marketed by Buyer on a consignment arrangement as set forth in Exhibit C. Inventory to be acquired shall include certain demonstration equipment over one year old that shall become the property of the Buyer. Parties agree that certain Inventory, including that which is in transit, or that which is not otherwise able to be counted as of the Closing Date, shall be later counted and shall be paid for by the Buyer in a timely manner following Closing.

         (d) Deposit. Buyer agrees to deliver a Fifty Thousand Dollar ($50,000) deposit with the execution of this Agreement. This deposit shall be non-refundable so long as the Seller has satisfied the conditions of this paragraph. This deposit shall be applied to the Purchase Price at Closing, or to the Equipment Payment should that occur prior to Closing. If the Closing does not occur by the Outside Closing Date, and the Seller has acted in good faith relative to closing matters, including conducting and completing an inventory audit witnessed by the Buyer during the weekend of June 3 and June 4, 2006, the Seller shall be entitled to retain the deposit. Should the inventory audit, by the Seller's decision, be delayed beyond the Outside Closing Date, then the Buyer shall have three days following the completion of the inventory audit to close the Agreement, and apply the deposit to the Purchase Price. Should the Seller elect not to complete the inventory audit, then the deposit shall be refundable, unless previously applied to the Equipment Payment.

         (e) Lease, Office of Robert Markow, Special Provisions. Seller agrees to make continued use of its real estate facility available for the Buyer, as set forth in Exhibit A.

         Buyer also agrees to maintain an office in the facility during the initial term of the Lease for Robert Markow, with the agreement that he shall be invited to remain an adviser to the Buyer, on such terms, conditions, and schedule as may be acceptable to Mr. Markow. Parties agree that initially there shall be no specific performance conditions associated with this office, and there shall be no compensation to Mr. Markow apart from the lease payments, and the assumption of ordinary office expenses by the Buyer, unless the Parties, separate from this Agreement, negotiate otherwise.

         The Parties also agree that the Mr. Markow shall be entitled to house his Camera Museum and the Historic Negatives at their present locations, at no cost, during the initial term of the Lease.

         The Parties also agree that Markow Southwest shall be entitled to continue to store its negatives in the Mosler safe during the term of the Lease, and shall be entitled to access the Mosler safe during normal business hours.

         The execution of the Lease shall be a condition precedent to the closing of the Asset Purchase Agreement.

         (f) Employment Agreement of Paul Taylor. Buyer shall enter into an employment agreement with Paul Taylor as set forth in Exhibit B. The execution of Taylor's Employment Agreement shall be a condition precedent to the closing of the Asset Purchase Agreement.

         (g) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place commencing on June 5, 2006, or as soon thereafter as is practicable, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). In any event, Closing shall occur on the morning after the counting of the inventory, and the Purchase Price to be distributed to the Seller on that date.

         At Closing, the Lease and Taylor's Employment Agreements shall be executed.

         Closing shall be subject to the provisions of the Capital Equipment Closing referenced below in this ss.2.

                  (i) The Parties hereto do agree that time is of the essence and, unless extended by mutual written agreement of Seller and Buyer, the closing deliveries set forth in Section 2(h) below, the payment of the Purchase Price in accordance with Section 2(c) above, and the sale of the Acquired Assets to Buyer and other transactions contemplated hereby, shall all take place no later that the close of business (Phoenix, Arizona, P.S.T.) on June 5, 2006 (the "Outside Closing Date"); failing which either (i) the Seller may terminate this Agreement without any further liability or obligation to the Buyer, or (ii) Buyer may terminate this Agreement without any further liability or obligation to the Seller, except that the Seller shall be entitled to retain the $50,000 deposit, subject to the provisions of Section 2(d).

                  (ii) To facilitate the Closing, the Parties agree that this executed Agreement may be delivered to each of the Parties by facsimile transmission, and that the ribbon originals of this Agreement, together with the other Transfer Instruments contemplated hereby, shall be delivered promptly after the Closing by Fedex or other overnight or express mail deliveries.

                  (iii) All documents to be delivered at Closing and thereafter to and on behalf of the Buyer shall be delivered by the Seller to:

DCS Card Systems, Inc.:

                  6 Strawberry Hill Road
                  Acton, Massachusetts 01720
                  Attn; Charles Benz, CEO
                  Tel: (508) 574-4390
                  Fax: (978) 263-2985


         With respect to communications to DCS a copy to:

                  Vincent J. McGill, Esq.
                  Eaton & Van Winkle LLP
                  3 Park Avenue, 16th Flr.
                  New York, NY 10016
                  Tel: (212) 561-3600
                  Fax: (212) 779-9928

                  (iv) All documents to be delivered at Closing and thereafter to and on behalf of the Seller shall be delivered by the Buyer to:

         Barry Becker, P.C.
         2516 North Third Street
         Phoenix, AZ 85004
         Telephone:  (602) 252-1822
         Facsimile:   (602) 256-0070

         (h) Deliveries at the Closing:

                  (i) the Buyer will deliver in cash, by wire transfer of immediately available funds, to an account designated by the Seller the full Purchase Price;

                  (ii) the Seller shall deliver to the Buyer, where practical, irrevocable and unconditional release letters from any Affiliate or other third party releasing all Liens or other Claims held by such Persons on the Acquired Assets and the Seller's Business, with the exception being the liens associated with the machinery and equipment listed in Exhibit D; and where it is not practical, such releases shall be delivered immediately following Closing;

                  (iii) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below;

                  (iv) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer all (x) bills of sale, quit claim deeds, assignments, and other instruments of transfer (including Tradename Rights transfer documents) in such form as shall be reasonably satisfactory to the Parties and their respective legal counsel, and (y) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request (collectively, the "Transfer Instruments");

                  (v) the Buyer shall execute, acknowledge (if appropriate), and deliver to the Seller (x) an assumption agreement in such form as shall be reasonably satisfactory to the Parties and their respective legal counsel, and
(y) such other instruments of assumption as the Seller and its counsel reasonably may request (collectively, the "Assumption Instruments"); and

The Seller and the Stockholders do hereby jointly and severally unconditionally covenant and agree that the Seller's Business and all Acquired Assets shall be purchased and owned solely by the Buyer as of the Closing Date. In such connection, following the Closing Date, the Seller and the Stockholders do hereby agree that they shall:

                  (i) fully support all of Buyer's efforts to operate the Seller's Business from and after the Closing, including without limitation, providing Buyer's representatives with full and complete access to all Business Data, Personal Property and other Acquired Assets, full access to all employees of the Seller who work in the Seller's Business immediately after Closing, and full access to all order taking, production, shipping, billing and collection systems relating to the Seller's Business; and

                  (ii) continue to deliver to the Buyer any and all additional Transfer Instruments as the Buyer or its legal counsel may require in order to vest in the Buyer good and marketable title in and to all of the Acquired Assets and the Seller's Business.

         (i) Capital Equipment Closing The Parties agree that the Seller shall have the right to close the sale of the capital equipment ("Capital Equipment Closing") prior to Closing, on May 22, 2006, or some other date prior to Closing, acceptable to the Parties. Should the Seller elect to go forward with the Capital Equipment Closing, the Deposit will be applied to the Equipment Payment rather than to the Purchase Price at Closing, which shall result in a payment of Five Hundred Forty One Thousand Dollars ($541,000) at the Capital Equipment Closing. Following the Equipment Closing, Buyer shall hold all right, title, and interest to the capital equipment shown as Exhibit K. Seller shall continue to operate the business and shall have the right to operate the capital equipment until Closing, at which time the operation of the business, and all the Acquired Assets, will be transferred to the Buyer.

Should the Seller elect to go forward with the Capital Equipment Closing, then the only payment due at Closing shall be the Inventory Payment.

         (j) Allocation. The Parties shall reasonably cooperate to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes). After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer and Seller shall cooperate in preparing IRS Form 8594 within forty-five (45) days after the Closing Date. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation. Unless reasonably modified by consent of both Parties, the Parties agree that the allocation shall be as shown in Exhibit I.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND STOCKHOLDERS.

         The Seller and the Stockholders jointly and severally represent and warrant to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement, except as set forth in the exhibits accompanying this Agreement and initialed by the Parties (the "Exhibits").

         (a) Organization. The Seller is a corporation organized under the laws of Arizona. Excepting Al-Cor NPM, the Seller does not have any Subsidiaries or Affiliates which own or use any Acquired Assets or operate any portion of the Seller's Business.

         (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and the stockholders of the Seller have duly authorized the execution and delivery of this Agreement, and the performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Transfer Instruments and the Assumption Instruments referred to in ss.2 above), will (i) violate in any respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Lien other than Permitted Liens upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Seller to consummate the transactions contemplated by this Agreement (including the Transfer Instruments and Assumption Instruments referred to in ss.2 above).

         (d) Brokers' Fees. Neither the Seller nor the Stockholders have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (e) Title to and Possession of Acquired Assets. The Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, wherever located, free and clear of all Liens, except for Permitted Liens and Inventory (if any) sold in the Ordinary Course of the Seller's Business between the date of this Agreement and the Closing. Only the Seller and no other Affiliate of Seller or the Stockholders is engaged in the operation of the Seller's Business. All of the Acquired Assets are owned or leased by, and are in the physical possession of, only the Seller, and no other Person, including any other Subsidiary or Affiliate of the Seller.

         (f) Liens and Adverse Agreements. There are (i) no outstanding Liens on any of the Acquired Assets (other than Permitted Liens), and (ii) no outstanding authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments, including proxies, voting trusts, voting agreements or stockholders agreements, that could adversely affect the Seller's ability to sell the Acquired Assets to the Buyer or otherwise consummate the transactions contemplated by this Agreement.

         (g) Financial Statements. Prior to the Closing Date, the Seller shall have delivered the audited balance sheets and statements of income (loss) of the Seller for the fiscal years ended October 31, 2005, October 31, 2004 (the
"Fiscal Year End Financial Statements" or "Audited Financial Statements"), audited in compliance with GAAP. Parties agree that Buyer shall be responsible for the costs of such audits, and shall hold all right, title, and interest to all workproduct of the auditors generated in connection therewith. Such Fiscal Year Financial Statements shall present fairly in all material respects the financial condition of the Seller's Business as of such dates and the results of operations of the Seller's Business for such periods, shall be correct and complete in all material respects, and are consistent in all material respects with the books and records of the Seller.

         (h) Absence of Certain Adverse Events . Since October 31, 2005, the Seller has conducted the Seller's Business only in the Ordinary Course of Business and there has not been any:

                  (i) acceleration, termination, modification, or cancellation of any Accepted Contract involving more than $50,000 (individually or in the aggregate) to which the Seller or the Seller's Business is a party or by which any of them is bound;

                  (ii) sale, lease, transfer or assignment, or agreement to sell, lease, transfer or assign, any of its or their assets or properties, tangible or intangible, that is material for the operations of the Seller's Business, other than for sales of Inventory for fair consideration in the Ordinary Course of the Seller's Business and such other immaterial assets having a value not in excess of $25,000, individually or in the aggregate;

                  (iii) delay or postponement in the payment of any accounts payable or accrued expense outside of the Ordinary Course of the Seller's Business;

                  (iv) indication by any customer or supplier to discontinue or change the terms of its relationship with the Seller, apart from Seller no longer being a distributor for LEAF Products;

                  (v) execution of (A) any License Agreement or sublicense of any rights under or with respect to any Tradename Rights, (B) any settlement regarding the breach or infringement of any Tradename Rights or similar rights affecting the Seller's Business, or (C) modification, or agreement to modify, any existing rights with respect thereto;

                  (vi) damage to, or destruction, or loss (whether or not covered by insurance) of any of the Acquired Assets;

                  (vii) new written employment contract or collective bargaining agreement entered into with or covering employees of the Seller's Business, nor has any such agreement been modified, in any respect;

                  (viii) change in the basis for the prices charged for services or products of Seller, and Seller has not changed their credit and collection policies;

                  (ix) change in its suppliers, vendors, distributors or customers who individually or in the aggregate represented more than one (1%) percent of the consolidated revenues of the Seller's Business for the fiscal year ended October 31, 2005 nor have notified the Stockholders, the Seller or the Seller's Business been notified by any supplier, vendor, distributor, or customer of an intent to reduce their level of business with, or to discontinue purchasing products or services from, the Seller's Business following the Closing Date;

                  (x) material change in the accounting methods used by Seller that is not otherwise disclosed in Seller's financial statements;

                  (xi) Lien (other than a Permitted Lien) upon any of their assets, tangible or intangible;

                  (xii) amendment to the Seller's organizational documents; and

                  (xiii) neither the Seller nor the Seller's Business has adopted, amended or modified in any respect, or terminated any bonus, profit-sharing, incentive, severance, compensation, Inventory option, retirement, deferred compensation, collective bargaining agreement, or other plan, contract, or commitment for the benefit of any of the officers or employees of the Seller's Business (or taken any such action with respect to any other Employee Benefit Plan covering employees of the Seller's Business).

         (i) Undisclosed Liabilities. Neither the Seller nor the Seller's Business has any Liability, and to their Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, other than those disclosed in the Fiscal Year End Statements or incurred in the Ordinary Course of Business since the date of the most recent of such financial statements.

         (j) Legal Compliance. The operation of the Seller's Business and the sale and performance of all services by the Seller's Business are in compliance with all applicable laws, including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of all Governmental Bodies (collectively "Laws"). No Proceeding has been filed or commenced against the Seller or the Seller's Business alleging any failure so to comply, and neither the Seller nor the Seller's Business has received any written notice from any Governmental, Body that any investigation or review is pending nor, to the Knowledge of Seller, is any proceeding threatened by any such Governmental Body (i) with respect to any alleged violation by the Seller or the Seller's Business or any of their representatives of any Laws which relate to the Seller's Business or the Acquired Assets, or (ii) with respect to any alleged failure to have all licenses, permits, registrations and authorizations required by Law in connection with the operation of the Seller's Business.

         (k) Tax Matters.

                  (i) all Taxes and withholding amounts due and payable prior to the Closing relating to the Seller's Business and the Acquired Assets have or will have been paid in full prior to the Closing;

                  (ii) no Tax deficiencies relating to the Acquired Assets or the Seller's Business have been assessed or, to the Knowledge of the Seller, proposed against the Seller and there are no pending, or to the Knowledge of the Seller, threatened audits, investigations or claims for or relating to any liability in respect of Taxes relating to the Acquired Assets or the Seller's Business that are likely to result in an obligation by the Seller to pay any material additional amount of Taxes;

                  (iii) no Liens with respect to or on account of Taxes have been filed against the Seller relating to the Acquired Assets or the Seller's Business;

                  (iv) none of the Seller are parties to any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement affecting or concerning the Seller's Business or the Acquired Assets; and

                  (v) none of the Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that affects or concerns the Seller's Business or the Acquired Assets.



         (l)      Intellectual Property.

                  (i) The Seller own or otherwise have the right to use pursuant to license, sublicense, agreement, or permission all common law trade names necessary or desirable for the operation of the Seller's Business as presently conducted and as shall be set forth and listed on Exhibit E. Except as shall be set forth in Exhibit E, Seller have the absolute right to assign to the Buyer all Tradename Rights owned or licensed by the Seller and used in the operation of the Seller's Business, without seeking the approval or consent of any other Person. The Seller has taken all reasonable action which is necessary to maintain and protect all Tradename Rights that it owns or uses.

                  (ii) Neither the Seller nor the Seller's Business has been found to infringe, or to have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Tradename Rights of third parties, and, to the Knowledge of Seller, neither the Seller nor the Seller's Business has, at any time during the last three (3) years, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller or the Seller's Business must license or refrain from using any Tradename Rights of any third party). Except as shall be set forth in Exhibit E, to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Tradename Rights of the Seller or the Seller's Business.

                  (iii) Exhibit E identifies each Tradename Right that any third party owns and that the Seller or the Seller's Business uses pursuant to any license, sublicense, agreement, or permission which is material to the Seller's Business. The Seller have made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each Tradename Right required to be identified in Exhibit E, except as otherwise indicated in Exhibit E:

                           (A) the license, sublicense, agreement, or permission
                  covering the item is currently in full force and effect;

                           (B) the Seller have the absolute right to assign such
                  license, sublicense, agreement, or permission, and the same will be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (C) none of the Seller, and to Seller' Knowledge, any
                  other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) none of the Seller, and to Seller' Knowledge, any
                  other  party  to  the  license,   sublicense,   agreement,  or
                  permission has repudiated any material provision thereof;

                           (E) to Seller' Knowledge, with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                           (F) to Seller' Knowledge,  the underlying item is not
                  subject  to  any  outstanding  injunction,   judgment,  order,
                  decree, ruling, or charge;

                           (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Seller' Knowledge, is threatened which challenges the legality, validity, or enforceability of the underlying item; and

                           (H) none of the Seller has granted any  sublicense or
                  similar  right  with  respect  to  the  license,   sublicense,
                  agreement, or permission.

                  (iv) Except as shall be set forth in Exhibit E, to the Knowledge of the Seller, the continued operation of the Seller's Business as presently conducted will not cause the Seller or the Seller's Business to interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Tradename Rights of third parties.

         (m) Tangible Assets. The Seller own or lease all Personal Property, consumables, business data and other tangible assets necessary for the conduct of the Seller's Business as presently conducted and as presently proposed to be conducted. Each item of such tangible assets has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (n) Inventory. The Inventory included in the Acquired Assets and set forth on the Inventory Listing shall consist of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which will be merchantable and fit for the purpose for which it was produced or manufactured, and none of which Inventory are obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and the Seller's Business. In addition to its owned inventory, Seller is in possession of certain Inventory not owned by such Seller ("Consignment Inventory"). This Consignment Inventory shall be separately listed on the Inventory Listing. Buyer agrees to assume responsibility for this Consignment Inventory in a manner consistent with the prior practice of the Seller, as set forth in Exhibit C.

         (o) Contracts. Seller has provided Buyer with true and complete copies of all Contracts of the nature described in ss.1.2 of this Agreement as Accepted Contracts.

Each Accepted Contract is currently binding upon Seller and the other parties thereto, and is in full force and effect and (i) there are no defaults or events that with notice, the lapse of time or both would constitute a material default by the Seller or any other party to any of the Contracts; (ii) no other events or conditions have occurred that would permit termination, modification, or acceleration, under such Contract; and (iii) the Seller have not, and the other party has not, repudiated any material provision of any such Contract.

         (p) Insurance. Exhibit F sets forth the following information with respect to each insurance policy (including all policies providing property, casualty, liability, and workers' compensation coverage and guaranty, bond and surety arrangements) which (i) relates in whole or in part to the Seller and their Seller's Business, and (ii) to which the Seller or the Seller's Business has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (collectively, the "INSURANCE POLICIES"):

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

To the Knowledge of the Seller: (A) each such insurance policy is in full force and effect; (B) Neither the Seller nor the Seller's Business nor (to Seller' Knowledge) any other party to such insurance policy is in breach or default in any respect (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) the Seller have not, and to Seller' Knowledge, the other party to each such policy has not, repudiated any provision thereof. The Seller and the Seller's Business has been covered during the past five years by insurance in scope and amount customary and reasonable for the Seller's Business in which it has engaged during the aforementioned period.

         (q) Litigation. Neither the Seller nor the Seller's Business (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Body or before any arbitrator, in either case in connection with the Seller's Business, the Acquired Assets, or the transactions contemplated by this Agreement.

         (r) Product Warranty. Each product manufactured, sold, leased, or delivered by the Seller and the Seller's Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Seller nor the Seller's Business has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject in each case only to the reserve for product warranty claims as set forth in Exhibit G. No product manufactured, sold, leased, or delivered by the Seller or the Seller's Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard warranty terms and conditions of sale or lease, apart from certain extended warranties related to products in the ID business. The Seller shall furnish Buyer with copies or a summary of the standard terms and conditions of sale or lease for the Seller and the Seller's Business (containing applicable guaranty, warranty, and indemnity provisions), including those provided for within the express terms of any Product Sales Agreements, Dealer Agreements or Distribution Agreements included in the Accepted Contracts. Regarding the ID business extended warranties, Seller agrees to furnish a list of such extended ID warranties at Closing, as set forth in Exhibit G, and the Parties agree to reasonably cooperate in the administration of such extended warranties.

         (s) Product Liability. Neither the Seller nor the Seller's Business has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller or the Seller's Business.

         (t) Employees and Labor Matters.

                  (i) On or before the Closing Date, the Seller shall furnish or make available to the Buyer a list of all employees of the Seller's Business, together with their job descriptions, rates of salary, wages or commissions, dates of last compensation increase and the amount thereof, vacation benefits and accrual rates, and each bonus, deferred compensation, Inventory option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee. On or before the Closing Date, the Seller shall furnish or make available to the Buyer a list of all employee handbooks and/or other manuals relating to the employees of the Seller's Business, true and complete copies of which have been made available to Buyer.

                  (ii) No executive, supervisor, key employee, or group of employees of the Seller's Business has given notice of any plan to terminate employment with the Seller's Business.

                  (iii) All agreements and arrangements covering employees of the Seller applicable to the Seller's Business are consistent and in compliance with industry standards applicable to the specific country or jurisdiction in which they operate and are employed, and none of the Seller has experienced any strikes, grievances, claims of unfair labor practices, or other disputes in connection with the Seller's Business for the past five (5) years. Neither the Seller nor the Seller's Business has been determined to have committed any unfair labor practice. The Seller have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor organization with respect to employees of the Seller's Business.

                  (iv) The Seller are in compliance, in all respects, with all applicable Laws relating to employment discrimination, employee welfare and labor standards. The Seller have not received, during the three (3) year period immediately prior to the date hereof, any written claim by any past or present employee of the Seller that such employee was subject to a wrongful discharge or any employment discrimination by the Seller or its management arising out of or relating to such employee's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Law.

                  (v) The Seller are in compliance, in all respects, with all applicable Laws relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes. No proceedings are pending before any federal, state, municipal or other court, governmental, regulatory or administrative body or agency, or private arbitration tribunal relating to labor or employment matters, and the Seller have not received any notice from any governmental, regulatory or administrative body or agency of any pending investigation by any such body or agency, or, to the Knowledge of the Seller, threatened material claim by any such body or agency or other third party relating to labor or employment matters or the Seller's Business.

                  (vi) Seller have not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Laws.

         (u)      Employee Benefits.

                  (i) Exhibit H lists each Employee Benefit Plan relating to the Seller's Business that the Seller or the Seller's Business maintains or to which the Seller or the Seller's Business contributes or has any obligation to contribute.

                  (ii) There has been no prohibited transactions with respect to any Employee Benefit Pension Plan and no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Pension Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Pension Plan is pending or, to the Knowledge of the Seller, threatened. None of the Seller's Affiliates has any Knowledge of any basis for any Proceeding.

                  (iii) There are no pending actions, claims, lawsuits, arbitrations, governmental or other Proceedings or investigations which have been instituted or pending, or, to the Knowledge of the Seller, threatened against any Employee Benefit Pension Plan or its assets or the trust under such Pension Plan, or against any fiduciary of the Pension Plan with respect to the operation of such plan (other than routine benefit claims).

                  (iv) The Buyer shall be legally entitled (but without incurring any Liabilities or obligations included in Excluded Liabilities) to establish, upon such terms and conditions as it shall reasonably require, new Employee Welfare Benefit Plans for benefits that are required to be paid for periods from and after the Closing under any collective bargaining agreement included in Accepted Contracts, or otherwise that the Buyer may elect to establish covering Hired Employees for the Seller's Business.

         (v) Disclosure. The representations and warranties contained in this ss.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the representations, warranties, statements and information contained in this ss.3 not misleading. The Seller has no Knowledge of the existence of any Material Adverse Effect with respect to the Seller's Business or the Acquired Assets that has not been set forth herein, in the Exhibits, or in any information made available to the Buyer through the date of this Agreement in connection with the transactions contemplated herein. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, APART FROM THOSE MADE HEREIN, REGARDING THE CONDITION OF THE INDUSTRIES, OR REGARDING THE FUTURE INCOME OR EXPENSES.

         (w) Warranties Survive Closing. The representations and warranties of the Seller contained herein and in any document delivered pursuant to this Agreement shall survive the Closing until December 31, 2007 (the "Warranty Survival Period"). Any claim for indemnification by reason of breach of any of Seller' representations and warranties under ss.8 of this Agreement made by the Buyer in writing prior to the expiration of the Warranty Survival Period, and the rights of indemnity with respect thereto, shall survive such expiration of the Warranty Survival Period until resolved by the Parties, through arbitration or otherwise judicially determined, and any such claim not so made in writing prior to the expiration of the Warranty Survival Period shall be deemed to have been waived.

         (x)      Environmental Matters.

                  (i) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental, Health and Safety Laws. The Seller has no basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (A) any Governmental Body or private citizen acting in the public interest or (B) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental, Health and Safety Law, or of any actual or threatened obligation to undertake or bear the cost of any Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Substance was generated, manufactured, refined, transferred, imported, used or processed by the Seller or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (ii) There are no pending or, to the Knowledge of Seller, threatened claims, Liens or other restrictions of any nature resulting from any Liabilities or arising under or pursuant to any Environmental, Health and Safety Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which the Seller has or had an interest.

                  (iii) The Seller has no  Knowledge  of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to any Hazardous Substance, or any alleged, actual, or potential violation or failure to comply with any Environmental, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which the Seller has or had an interest, or with respect to any property or Facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used or processed by the Seller or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (iv) Neither the Seller nor any other Person for whose conduct they are or may be held responsible has any Liabilities with respect to any Facility or, to the Knowledge of the Seller, with respect to any other property or asset (whether real, personal or mixed) in which the Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

                  (v) There are no Hazardous Substances present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct they are or may be held responsible, or to the Knowledge of the Seller, any other Person, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which the Seller has or had an interest except in full compliance with all applicable Environmental, Health and Safety Laws.

                  (vi) There has been no release or, to the Knowledge of the Seller, threat of release, of any Hazardous Substances at or from the Facility or at any other location where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which the Seller has or had an interest, or to the Knowledge of the Seller any geologically or hydrologically adjoining property, whether by the Seller or any other Person.

                  (vii) Seller have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Substances in, on, or under the facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental, Health and Safety Laws.

                  (viii) The facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar legal requirements, or other especially sensitive or protected areas or species of flora or fauna.

                  (y) Solvency. (i) The Seller is not insolvent and will not be rendered insolvent by any of the contemplated transactions. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

                    (ii) Immediately after giving effect to the consummation of the contemplated transactions: (i) the Seller will be able to pay their respective Liabilities as they become due in the usual course of its business;
(ii) nor will the Seller have unreasonably small capital with which to conduct its present or proposed business; (iii) the Seller will have assets (calculated at fair market value) that exceed their respective Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller. The cash available to such Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer represents and warrants to the Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing.

         (a) Organization of the Buyer. DCS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, respectively, with full corporate power and authority to conduct their business as it is now conducted.

         (b) Authorization of Transaction. The Buyer has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors DCS, has duly authorized the execution and delivery of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application effecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Transfer Instruments and the Assumption Instruments referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         (d) Brokers' Fees. DCS has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         (e) Capital Resources. At the Closing the Buyer will have sufficient capital resources to enable it to comply with the provisions of ss.2 of this Agreement.

         (f) Warranties Survive Closing. The representations and warranties of the Buyer contained herein and in any document delivered pursuant to this Agreement, shall survive the Closing until December 31, 2007. Any claim for indemnification by reason of breach of any of Buyer's representations and warranties under ss.8 of this Agreement made by the Seller in writing prior to the expiration of the Warranty Survival Period, and the rights of indemnity with respect thereto, shall survive such expiration of the Warranty Survival Period until resolved by the Parties, through arbitration or otherwise judicially determined, and any such claim not so made in writing prior to the expiration of the Warranty Survival Period shall be deemed to have been waived.



5. COVENANTS AND AGREEMENTS OF THE PARTIES.

         The Parties do hereby mutually covenant and agree as follows:

         (a) General. Each of the Parties will use its commercially reasonable Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

         (b) Assignment, Benefits and Performance of Accepted Contracts. In the event and to the extent that any Contract included in the definition of Accepted Contracts cannot, by its stated terms or by operation of Law, be transferred or assigned by the Seller to the Buyer at the Closing Date, the Seller does hereby covenant and agree that each of them shall use their Best Efforts, following the Closing Date, to assist the Buyer in obtaining the written consent of the other Person(s) to such Accepted Contracts (including, without limitation, Purchase Orders, Supply Agreements, License Agreements, Distribution Agreements and Dealer Agreements) to the assignment to Buyer of all rights and benefits thereunder from and after the Closing Date. In such connection, the Seller and the Buyer shall jointly notify (in writing or as otherwise agreed among the Parties) each Person who is a party to any Accepted Contract of the consummation of the transactions contemplated by this Agreement, that Buyer has assumed the ownership and operation of the Seller's Business and that the Buyer shall continue to observe all Post-Closing Obligations under any and all such Accepted Contracts. For all periods from and after the Closing Date, all benefits, payments, rights and Claims under all such Accepted Contracts (whether consent to transfer or assignment shall be obtained) shall be for the sole benefit of the Buyer, and all payments, if any, received or receivable by Seller (or any of them) in respect of any goods or services provided after the Closing Date under an Accepted Contract shall be immediately remitted and turned over to the Buyer.

         (c) Payment of Expenses and Liabilities; Bulk Sales Laws.


                  Each Party agrees to pay its own costs and expenses in connection with the transactions contemplated hereby. Any stamp or other duties incurred in connection with the transfer of the Acquired Assets shall be borne by the Seller. Seller will comply with the provisions of the Arizona Uniform Commercial code - Bulk Transfers that are applicable to them in connection with the contemplated Transaction.

         (d) Covenant Not to Compete. For a period equal to three years from and after the Closing Date, neither the Seller or the Principal Stockholder nor any of their respective Subsidiaries or Affiliates will engage directly or indirectly in any business, whether as owner, operator, joint venture, partner, equity owner, or otherwise, that is in competition with the Seller's Business as conducted as of the Closing Date in any geographic area in which such Seller's Business is conducted as at the Closing Date; provided, that, the ownership of less than 5% of the outstanding Inventory of any publicly traded corporation shall not be deemed to be engaged in competition with the Seller's Business solely by reason thereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.5(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (e) Employee Matters. The Buyer shall offer employment to certain or all of the employees of the Seller's Business at the Closing, subject to the following:

                  (i) Seller shall furnish to Buyer a list of all employees of the Seller who are currently performing services for the Seller's Business, their dates of hire, current job duties and salary or wage compensation levels. No employee of the Seller shall be deemed to be hired by the Buyer, unless and until each such employee shall be offered employment with the Buyer, elects to accept employment with the Buyer, and agrees in writing to waive any claims against Buyer for severance pay, employee benefits or other "Compensation" (as defined in clause (ii) below) received or receivable from Seller, other than the payment of accrued wages and other benefits resulting from his or her performing of services for Buyer from and after the Closing Date. Subject to the foregoing conditions, such employee shall be deemed to be a "Hired Employee" of the Buyer.

                  (ii)  In no  event  shall  Buyer  be  liable  for  any  wages, severance pay, vacation pay, pension, unemployment, retirement, disability, medical or sick leave, or other benefits or obligations (collectively, "Compensation") owed to any employee of the Seller or the Seller's Business who is not a Hired Employee.

                  (iii) Nothing in this ss.5(e) shall obligate the Buyer to continue to employ any Hired Employee for any specific period of time. For purposes of vacation and other benefits provided by the Buyer to Hired Employees, the Buyer shall give such employees service credit for all periods of employment with the Seller.

                  (iv) Any employee of the Seller that does not become a Hired Employee of the Buyer may be dismissed by the Seller at any time; provided that all Compensation obligations payable to such employee shall be the sole Liability and responsibility of the Seller.

          (f) Real Estate Lease.

                  Beginning on the Closing Date, the Seller or its Affiliate and the Buyer hereby agree to execute and deliver to each other the Real Estate Lease, pursuant to which the Seller or its Affiliate shall lease the Facility to the Buyer, upon terms and conditions reasonably negotiated by the Parties prior to the Closing date, and for the period specified in the Real Estate Lease, as set forth in Exhibit A.

(g) Due Diligence.

         Seller agrees to allow Buyer, at Buyer's sole expense, to conduct whatever due diligence that Buyer requires, including right to examine financial, accounting and business records and other legal documents affecting the business of the Seller and generally to conduct an accounting, and legal investigation of the Seller.

         The time and requirements of the due diligence shall be accomplished in a manner acceptable to the Seller so as to cause the least disruption to the ongoing business activities of the Seller, but shall not be so restrictive as to prevent the Buyer from performing its necessary due diligence.


         (h) Accounts Receivable and Accounts Payable.

         Unless otherwise agreed to in writing by the Parties, Buyer shall not have any responsibility for collection of Accounts Receivable ("A/R"), nor the payment of Accounts Payable ("A/P") related to operations prior to the Close. However Buyer agrees to offer reasonable efforts to logistically assist Seller in the collection and payment of these monies. Should it receive any, Buyer agrees to remit weekly all monies to Seller relative to Seller's A/R, and to reasonably assist Seller in accounting for these monies.

         (i) PRO.

         Seller is a stockholder in a professional organization called PRO. The Parties acknowledge that Buyer, should it elect to do so, will need to make application to PRO. Should Buyer be accepted by PRO, the PRO stock held by Seller will be transferred to the Buyer at a price set by PRO. Transfer shall be made to the Buyer, by Buyer making six equal monthly payments to Seller for value of the PRO stock, as valued by PRO, beginning 30 days following the approval of the Buyer by PRO, should such approval be granted. Unless otherwise agreed to in writing by the Parties, any dividends received from PRO, continuing until ninety days following receipt by Seller of the full purchase price from Buyer for such shares of PRO held by Seller, shall belong to the Seller. The Seller makes no representation to the Buyer that PRO will accept the Buyer as a new member, but Seller will use its best efforts to facilitate Buyer's acceptance by PRO. Should PRO elect not to accept Buyer, Seller shall be free to sell its stock to PRO.

         (j) Adjustments at Closing.

         At  Closing   Parties  agree  to  make   reasonable   adjustments   for
work-in-progress, deposits, and lay-a-way, and for such other issues as the Parties may reasonably agree to address.

         (k) Best Efforts. The Parties shall use their best efforts to cause the conditions in Article 6 to be satisfied.


6. CONDITIONS TO OBLIGATIONS.

         (a) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing, including the payments of the Purchase price in accordance with ss.2 above, is subject to satisfaction, or waiver by the Buyer, of the following conditions:

                  (i) All of Seller' representations and warranties in this Agreement (considered collectively), and each of these representatives and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made;

                  (ii) The Seller shall have performed and complied with all of their respective covenants and obligations hereunder in all material respects through the Closing;

                  (iii) The Seller shall have obtained all required approvals and consents;

                  (iv) there shall not be in effect any injunction, judgment, order, decree, ruling or charge of any Governmental Body or any arbitrator which
(A) prohibits consummation of any of the transactions contemplated by this Agreement, or (B) materially and adversely affects the right of the Buyer to own the Acquired Assets, to operate the Seller's Business, and to control the Seller's Business;


                  (v) the absence of any Material Adverse Effect since the date of this Agreement;

                  (vi) The Seller and its applicable Affiliate shall have each duly executed and delivered this Agreement and Real Estate Lease to the Buyer; and

                  (vii) all other actions required to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all material agreements, instruments, and other documents (other than the Exhibits hereto) as are required to effect the transactions contemplated hereby will have been executed and delivered in form and substance reasonably satisfactory to the Buyer.

                  The Buyer may waive any condition specified in this ss.6(a), either in writing prior to Closing or if the transactions contemplated hereby shall be consummated at the Closing.

         (b) Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by the Seller, of the following conditions:

                  (i) All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representatives and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made;

                  (ii) the Buyer shall have paid the Purchase Price and shall have performed and complied with all of its other covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be in effect any injunction, judgment, order, decree, ruling or charge of any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator which prohibits consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Seller shall have received the consent and approval of this Agreement and the transactions contemplated hereby;

                  (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby, including payment and delivery of the Purchase Price and all other material documents (other than the Exhibits hereto) required to effect the transactions contemplated hereby will have been executed and delivered in form and substance reasonably satisfactory to the Seller.

The Seller may waive any condition specified in this ss.6(b), either in writing prior to Closing or by consummation of the transactions contemplated hereby at the Closing.

7. TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing; and

                  (ii) any Party may terminate this Agreement by giving written notice to the other Parties if the Closing shall not have occurred by June 5, 2006, and such termination shall be without liability, apart from the $50,000 deposit referenced herein.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, apart from the $50,000 deposit referenced herein.

8. INDEMNIFICATION

         (a) Indemnification Provisions for Benefit of DCS, and/or their nominee.

                  (i) In the event that the Seller or the Stockholders breaches (or in the event any third party alleges facts that, if true, would mean that the Seller or the Stockholders have breached) any of their representations and warranties contained in this Agreement, for the duration of the applicable Warranty Survival Period set forth in ss.3(w) above, provided that the Buyer makes a timely written claim for indemnification against the Seller and the Stockholders pursuant to ss.8(c) below within such Warranty Survival Period, then the Seller and the Stockholders shall (subject to the provisions of this Agreement) jointly and severally indemnify the Buyer from and against the entirety of any and all Liabilities, judgments, claims, demands, losses, costs or expenses, including the costs of defense, settlement and reasonable attorneys' fees (collectively, "Adverse Consequences") which the Buyer may incur or suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable Warranty Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) of such representations or warranties of the Seller or the Stockholders.

Notwithstanding the foregoing, the Seller shall only be liable to indemnify the Buyer pursuant to this ss.8(a)(i),

                    (A) if and to the extent the aggregate amount of all Adverse Consequences which the Buyer may suffer or incur shall exceed twenty-five thousand ($25,000) in the aggregate (the "Seller' Indemnity Basket") , and

                    (B) for any such Adverse Consequences which the Buyer may suffer or incur in excess of the Seller' Indemnity Basket and up to a maximum amount equal to the amount of the aggregate Purchase Price previously paid to the Seller under this Agreement (the "Seller's Indemnity Cap").

This indemnification shall only extend for so long as the statute of limitations on any underlying claim.

                  (ii) In addition to (and not in lieu of) the indemnification provisions of ss.8(a)(i) above, the Seller and the Stockholders shall jointly and severally indemnify the Buyer from and against the entirety of any Adverse Consequences which the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                    (A) any Liability of the Seller or the Seller's Business which is an Excluded Liability (including any Liability that is not an Assumed Liability but becomes a Liability of the Buyer under any applicable Law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Laws, or otherwise by operation of law);

                    (B) any breach or failure to perform any of the covenants and agreements on the part of the Seller to be performed under this Agreement or any Transfer Instrument; or

                    (C) to the extent not an Assumed Liability, any Liability of the Seller or the Seller's Business for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date) to the extent allocable to the portion of such period beginning before and ending on the Closing Date; such allocation being made by closing the books of the relevant taxpayer as of the Closing or if the Closing represented the end of a Tax Year.

         The indemnification provisions of this ss.8(a)(ii) shall survive the Closing and the Closing Date indefinitely, and shall not be subject to the Seller's Indemnity Basket or Seller's Indemnity Cap.

         (b)   Indemnification   Provisions   for  Benefit  of  the  Seller  and
Stockholders.

                  (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations and warranties contained in this Agreement, for the duration of the applicable Warranty Survival Period set forth in ss.4(f) above, provided that the Seller or the Stockholders make a timely written claim for indemnification against the Buyer pursuant to ss.8(c) below within such Warranty Survival Period, then DCS shall indemnify the Seller from and against the entirety of any Adverse Consequences the Seller or the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller or Stockholders may suffer after the end of any applicable Warranty Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) of any of the Buyer's or DCS' representations and warranties.

Notwithstanding the foregoing, the Buyer shall only be liable to make indemnify the Seller pursuant to this ss.8(b)(i),

                    (A) if and to the extent the Adverse Consequences which the Seller or the Stockholders may suffer or incur shall exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate (the "BUYER'S INDEMNITY BASKET") , and

                    (B) for any such Adverse Consequences which the Seller or the Stockholders may suffer or incur in excess of the Buyer's Indemnity Basket and up to a maximum amount equal to the amount of the aggregate Purchase Price under this Agreement (the "Buyer's Indemnity Cap").

This indemnification shall only extend for so long as the statute of limitations on any underlying claim.



         (c)       Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter in respect of a Claim by such third party (a "Third Party Claim") which may give rise to a Claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing with respect to such potential Adverse Consequences;
provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and the Indemnifying Party shall have no liabilities or obligations in respect of the costs and expenses of such counsel, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably), unless an unconditional term of such judgment or settlement is a complete release of all Liability of the Indemnified Party.

                  (iv) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an adverse judgment with respect to the Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or if the Indemnifying Party does not, within thirty (30) days after the Indemnified Party's notice is given, give notice to the Indemnifying Party of its intention to assume the defense thereof, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to conduct the defense of such Third Party Claim, but the Indemnifying Party shall not bound by (i) any compromise or settlement thereof unless the Indemnifying Party has given its prior written consent thereto or
(ii) any determination of any such defense of such third Party Claim.

         (d) Limitation on Liability. This ss.8 shall represent the sole and exclusive remedy for each of the Parties for the breach of any representation, warranty, covenant or agreement of the Parties in this Agreement.

         (e) Consequential and Other Damages. No Party hereto will be liable to any other Parties for indirect, incidental, consequential, punitive or special damages including, but not limited to, lost profits arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.

9. RESOLUTION OF DISPUTES, BINDING ARBITRATION.

         (a) In the event of any dispute with respect to or pursuant to this Agreement, including but not limited to (i) any dispute or Claim in respect of any Adverse Consequences, Third Party Claims or otherwise for which the Buyer shall seek indemnification under this Agreement, the Disclosure Schedule hereto or any other Transfer Instrument or Assumption Instrument, and (ii) any dispute or Claim for which the Seller, or any of them, shall seek indemnification under this Agreement, the Disclosure Schedule or any other Transfer Instrument or Assumption Instrument, the Parties shall in good faith seek to settle or compromise such dispute or Claim. In the event that any such dispute or Claim cannot be settled or compromised, as aforesaid, within thirty (30) days of the other Party's receipt of written notice of the subject Claim, any Party may promptly thereafter submit the dispute for final and binding arbitration before a three-person panel of arbitrators who shall be appointed in accordance with the then prevailing Rules of Arbitration of the American Arbitration Association (the "AAA Rules") (the "Arbitration"). In the event that it may reasonably be assumed that a dispute or Claim shall not be settled or compromised, as aforesaid, or in the event that it may not reasonably be expected that the claiming Party wait thirty (30) days before submitted the dispute to Arbitration, then a dispute or Claim may be submitted as foresaid immediately. Any such Arbitration shall be held in accordance with the AAA Rules and shall be conducted in Phoenix, AZ. The panel of arbitrators shall be selected within sixty (60) days of submission of such dispute to Arbitration. The Parties shall use their collective Best Efforts to promptly schedule and conduct the hearings before such arbitrators, with a view toward concluding such arbitration proceedings not later than ninety (90) days from the first submission of the dispute to arbitration.

         (b) In connection with any Arbitration pursuant to this ss.9, the arbitrators shall, as part of their award, allocate the fee of the Arbitration, including all fees of the arbitrators, the cost of any transcripts, and the parties' reasonable attorneys' fees, based upon and taking into account the arbitrators' determination of the merits and good faith of the parties' claims and defenses in the subject proceeding.

         (c) The decision and award of the arbitrators shall be final and binding upon the parties hereto and shall be enforceable in any court of competent jurisdiction, including any court in Phoenix, Arizona. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

10. MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its Best Efforts to advise the other Party prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein), the Transfer Instruments, the Assumption Agreement and the Disclosure Schedule, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, unless the Buyer shall provide the Seller with assurances reasonably satisfactory to Seller that such assignee will be able to satisfy any and all of Buyer's obligations under this Agreement. Notwithstanding the foregoing, the Buyer shall not assign all or any substantial portion of the Acquired Assets to any Affiliate unless it simultaneously assigns all or substantially all of the Assumed Liabilities to such Affiliate.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:

Digital Card Systems, Inc.:

                  6 Strawberry Hill Road
                  Acton, MASS 01720
                  Attn; Charles Benz, CEO
                  Tel: (508) 574-4390
                  Fax: (978) 263-2985


         With respect to communications to DCS a copy to:

                  Vincent J. McGill, Esq.
                  Eaton & Van Winkle LLP
                  3 Park Avenue, 16th Flr.
                  New York, NY 10016
                  Tel: (212) 561-3600
                  Fax: (212) 779-9928



If to Stockholders or the Seller:        Chairman & Chief Executive Officer
                                         Markow Photo Properties, Inc.
                                         2222 East McDowell Road
                                         Phoenix, AZ 850006
                                         Telephone:  (602) 244-1133
                                         Facsimile:  (602) 244-0343
                                         Email: beabobpgt@yahoo.com
                                                -------------------
Copies to:

                                         Robert Markow home address:

                                         2601 East Mitchell Dr.
                                         Phoenix, AZ  85016
                                         Home Telephone: (602) 955-3039

                                         Attorney for Seller:

                                         Barry Becker, P.C.
                                         2516 North Third Street
                                         Phoenix, AZ  85004-1308
                                         Telephone: (602) 252-1822
                                         Facsimile: (602) 256-0070

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Arizona.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court sitting in the State of Arizona having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.






              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



BUYER

DIGITAL CARD SYSTEMS, INC.


By: /s/ Charles Benz
--------------------
       Name: Charles Benz, Chairman and CEO                   date


SELLER

MARKOW PHOTO PROPERTIES, INC.


BY: /S/ Robert Markow
---------------------
     Name:  Robert Markow, Chairman and CEO                   date


PRINCIPAL STOCKHOLDER:

/S/ ROBERT MARKOW
-----------------
     ROBERT MARKOW                                            date

STOCKHOLDERS:

/S/ BEATRICE MARKOW
-------------------
     BEATRICE MARKOW                                          date

/S/ BEATRICE MARKOW
-------------------
     MARKOW FAMILY TRUST                                      date

/S/ PAUL TAYLOR
---------------
     PAUL TAYLOR                                              date

/S/ PAUL MARKOW
---------------
     PAUL MARKOW                                              date

EXHIBIT A

REAL ESTATE LEASE

EXHIBIT B

TAYLOR EMPLOYMENT AGREEMENT

EXHIBIT C

CONSIGNMENT AGREEMENTS

         1)       CONDITIONS RELATIVE TO INVENTORY OVER ONE YEAR OLD OWNED BY
                  SELLER


         2)       CONDITIONS RELATIVE TO INVENTORY OWNED BY THIRD PARTIES

EXHIBIT D

LIABILITIES TO BE ASSUMED

EXHIBIT E

TRADENAMES


OTHER DISCLOSURES RELATIVE TO TRADENAME RIGHTS

EXHIBIT F


INSURANCE POLICIES

EXHIBIT G

PRODUCT WARRANTY

EXHIBIT H

EMPLOYEE BENEFITS

EXHIBIT I

ALLOCATION
RELATED TO IRS FORM 8594, UNDER SECTION 1060

1) CLASS IV ASSETS (FMV INVENTORY)
         INVENTORY PAYMENT PRICE                     $


2) CLASS V ASSETS (FMV CAPITAL EQUIPMENT)            $ 491,000


3) CLASS VI ASSETS (INTANGIBLES)                     $ 100,000

EXHIBIT J

OTHER DISCLOSURES

EXHIBIT K

CAPITAL EQUIPMENT